Exhibit 14.1

EQT EXETER REAL ESTATE INCOME TRUST, INC.

Code of Business Conduct and Ethics

Effective July 10, 2023

This Code of Business Conduct and Ethics (the “Code”) applies to the directors, officers and employees (if any), of EQT Exeter Real Estate Income Trust, Inc. (the “Company”) and all officers and employees of Exeter Property Group, LLC (the “Adviser”) acting on behalf of the Company (collectively, “Covered Parties”). This Code supplements and is in addition to any code of ethics of the Adviser to which a Covered Party is subject. Insofar as any provision of the Adviser’s code of ethics applicable to a Covered Party conflicts with a provision of this Code, the Covered Party should contact the Adviser’s Compliance Department. This Code is subject to the Company’s charter, bylaws and advisory agreement with the Adviser, each as in effect from time to time. Any matter arising thereunder that is approved pursuant to Company policies addressing transactions with affiliates or related persons shall not be deemed to conflict with this Code.

The Company expects all Covered Parties to follow a high standard of ethics and personal integrity, and to act and behave in a manner that enhances the Company’s reputation and strengthens the trust that others have in the Company. By adhering to exemplary standards of integrity, we enhance our reputation and ability to do business.

If you are uncertain as to the appropriate course of conduct in any particular situation, you should immediately consult with the Adviser’s Compliance Department.

Compliance with Laws, Rules and Regulations

All Covered Parties must respect and comply with all applicable laws, rules and regulations of the United States and other countries, states, counties, cities and other jurisdictions in which the Company conducts business.

Conflicts of Interest

A conflict of interest can develop when personal responsibilities, interests or relationships interfere with, or appear to interfere with, professional responsibilities, interests or relationships (including the interests of the Company or your duties in your respective role at the Adviser or the Company). Conflicts of interest may not always be clear-cut, so if you have a question, or become aware of a conflict or potential conflict, you should contact the Adviser’s Compliance Department.

Timely and Truthful Public Disclosure

In reports and documents filed with or submitted to the U.S. Securities and Exchange Commission and other regulators by the Company, and in other public communications made by the Company, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Parties shall provide accurate financial and accounting data for inclusion in such disclosures. Covered Parties shall not knowingly falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditors or investors. Covered Parties shall never take any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors in the performance of their audit or review of the Company’s financial statements.

Confidentiality

Covered Parties may come into contact with, use, or acquire confidential or proprietary information including non-public information. As such, Covered Parties should take reasonable steps and precautions necessary to restrict access to, and secure, such information. Covered Parties should only share confidential or proprietary information on a “need-to-know” basis and should use their reasonable best efforts to prevent inadvertent or unauthorized disclosure. In general, confidential information should be shared only with other Covered Parties or other employees of the Adviser or the Sponsor, with persons subject to a confidentiality agreement or otherwise with persons who are subject to a duty of confidentiality.

You should consult with the Adviser’s Legal Department when disclosure of confidential information is required by law or regulations, or court, mediator or arbitrator.

Confidential information includes all non-public information received or created by the Company in connection with the Company’s business activities, or received or created by the Adviser acting on behalf of the Company, and confidential information that third parties have entrusted to the Company. The obligation to preserve confidential information continues even after your service ends.

Insider Trading

U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading). Covered Parties who have access to material, nonpublic information, regardless of its source, are not permitted to use or share that information for their personal benefit for securities trading purposes or for any other purpose except the conduct of the Company’s business.

All material, non-public information about the Company should be considered confidential information. It is always illegal to trade in the Company’s securities while in possession of material, nonpublic information, and it is also generally illegal to communicate or “tip” such information to others who do not have a legitimate business need for acquiring information.

Anti-Bribery

Covered Parties must comply with all applicable global anti-bribery and anticorruption laws, and are prohibited from offering, promising, making, authorizing or providing (directly, or indirectly through third parties) any payments, gifts, or the transfer of anything of value to any person, including government officials and family members of the government officials, in any jurisdiction to influence or reward any action or decision for the Company’s benefit.

Corporate Opportunities

Covered Parties are prohibited from taking for themselves for their individual personal benefit any opportunities that are owed to the Company. No Covered Party may use the Company’s property, information or other resources for improper personal gain.

It is the Company’s policy that Covered Parties may not take opportunities for themselves that are discovered through the use of Company property, information or position, or use Company property, information or position for personal gain. Covered Parties have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Notwithstanding the foregoing, no Covered Party or their affiliates will be required to refrain directly or indirectly from engaging in any business opportunities, including any business opportunities in the same or similar business activities or lines of business in which the Company or any of its affiliates may from time to time be engaged or propose to engage, or from competing with the Company, and the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any such business opportunities, unless (a) offered to a person expressly and solely in his or her capacity as one of the Company’s directors or officers or (b) discovered through the use of Company property, information or position.

Fair Dealing

Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with integrity and due care, and shall engage only in fair competition, by treating ethically colleagues, competitors and other third parties. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or similar unfair practice.

Protection and Proper Use of Company Assets

All Covered Parties should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on profitability. The Company’s assets should be used for legitimate business purposes.

Waivers

Any waiver of this Code for executive officers or directors may be made by the disinterested members of the Board of Directors or committee thereof and be disclosed to the Company’s stockholders in accordance with any applicable rules and regulations.

Reporting of Known or Suspected Violations or Illegal or Unethical Behavior

You must either (1) promptly contact the Adviser’s Compliance Department or (2) submit an anonymous report using one of the alternative reporting options outlined in the Company’s Policy on Reporting of Concerns Regarding Accounting and Other Matters if you are concerned that a Covered Party may have violated this Code or that other illegal or unethical conduct by a Covered Party has occurred or may occur.

The Company will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. The Company will not permit or tolerate retaliation of any kind by or on behalf of the Company or the Adviser and its personnel against those who make good faith reports or complaints regarding violations of this Code or other illegal or unethical behavior.

Accountability for Adherence to This Code

If it has been determined that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined for noncompliance with penalties up to and including dismissal. Such penalties may include a written letter of reprimand, disgorgement, suspension with or without pay or benefits, and termination of service.

Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Company. All Covered Parties are expected to cooperate in internal investigations of alleged misconduct.